EXHIBIT 99.1

Chevron Corporation
Policy, Government and Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevron.com

News Release
EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
FEBRUARY 2, 2007
CHEVRON REPORTS FOURTH QUARTER NET INCOME OF $3.77 BILLION,
DOWN 9 PERCENT FROM $4.14 BILLION IN FOURTH QUARTER 2005
•	Upstream earnings of $2.91 billion decline $340 million, due primarily to lower prices for U.S. natural gas

•	Downstream profits of $950 million increase $150 million on improved results outside the United States
     SAN RAMON, Calif., February 2, 2007 – Chevron Corporation today reported preliminary net income of $3.77 billion ($1.74 per share – diluted) for the fourth quarter 2006, compared with $4.14 billion ($1.86 per share – diluted) in the 2005 fourth quarter. For the full year 2006, net income was $17.14 billion ($7.80 per share – diluted), an increase of 22 percent from $14.10 billion ($6.54 per share – diluted) in 2005.
Earnings Summary

	Fourth Quarter		Year

Millions of Dollars	2006	2005	2006	2005

Income by Business Segment
Upstream – Exploration and Production	$2,909	$3,250	$13,142	$11,724
Downstream – Refining, Marketing and Transportation	954	808	3,973	2,766
Chemicals	124	71	539	298
All Other	(215)	15	(516)	(689)

Net Income*	$3,772	$4,144	$17,138	$14,099

* Includes foreign currency effects	$56	$(42)	$(219)	$(61)
     “Fourth quarter earnings benefited from an improvement in the operating performance of our oil and gas fields and refineries, especially in the United States,” said Chairman and CEO Dave O’Reilly. “However, this benefit to earnings was more than offset by the effect of a sharp decline in U.S. natural gas prices from a year earlier.”
Operating Developments and Strategic Progress
     The company also noted other activities of operational and strategic importance in recent months:
•	Angola: Announcement of first crude oil production from the Landana North reservoir in the 31 percent-owned and operated Tombua-Landana development area. This initial production is connected to the nearby Benguela Belize–Lobito Tomboco project. Tombua-Landana is the company’s third deepwater development offshore Angola.

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The company also announced a discovery of crude oil at the 31 percent-owned and operated Lucapa-1 well in deepwater Block 14. Appraisal drilling and additional geologic and engineering studies will follow to assess the resource potential.

•	Australia: Discovery of natural gas at the 67 percent-owned and operated Clio-1 exploration well offshore northwestern Australia, near the Gorgon Field.

•	United States: Expansion of the Fluid Catalytic Cracking Unit completed at the company’s refinery in Pascagoula, Mississippi, increasing gasoline manufacturing capacity by about 10 percent. The company also submitted an environmental permit application for construction of facilities designed to increase gasoline output by another 15 percent.

•	Proved Reserves: Addition of approximately 950 million barrels of oil-equivalent proved reserves in 2006, including volumes associated with oil sands mining activities. These additions, which are subject to final reviews, equated to 101 percent of oil-equivalent production for the year.

Approximately 30 percent of the added reserves were associated with mining activities at the Athabasca Oil Sands Project in Canada. The crude oil extracted through this bitumen- mining operation is not considered to be an oil and gas producing activity by the Securities and Exchange Commission (SEC). Excluding the oil sands volumes, the company’s proved-reserve additions in 2006 equated to approximately 70 percent of oil-equivalent production for the year.

The company will provide additional details relating to 2006 reserve activity in its Annual Report on Form 10-K expected to be filed with the SEC on March 1.
Success in 2006
     “We achieved success on many fronts in 2006,” O’Reilly said. “Earnings for the year were a record for our company, and we operated safely and reliably. Our refineries achieved their highest utilization rate in several years. We also completed the integration of the former Unocal operations and reached a number of milestones during the year on our major capital projects.
     “As we begin 2007, our queue of excellent projects, strong financial position and dedicated workforce provide a solid foundation for our company’s future growth,” O’Reilly added.
UPSTREAM – EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production was 2.66 million barrels per day in the fourth quarter 2006, about the same as the corresponding 2005 period. Production for the full year 2006 averaged 2.67 million barrels per day, up from 2.52 million in 2005. The increase between years was mainly attributable to 2005 having included only five months of production associated with Unocal properties that were acquired in August of that year.
     The average sales price per barrel of crude oil and natural gas liquids in the United States was $51 in the fourth quarter 2006, down about $1 from the corresponding period in 2005. Outside the United States, the sales price increased more than $1 to $52 per barrel. The average U.S. natural gas sales price

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decreased 42 percent to $5.90 per thousand cubic feet in the fourth quarter 2006, while outside the United States the average price of $3.67 per thousand cubic feet was 5 percent higher than a year earlier.
     U.S. Upstream

	Fourth Quarter		Year

Millions of Dollars	2006	2005	2006	2005

Income	$886	$1,223	$4,270	$4,168

     U.S. upstream income of $886 million in the fourth quarter decreased 28 percent from the corresponding period in 2005. The primary reason for the decline was a sharp drop in the average price of natural gas. Other factors included higher operating expenses and an increase in depreciation expense for wells, equipment and facilities. Partially offsetting these adverse effects on earnings was the benefit of an increase in production of crude oil and natural gas.
     Net oil-equivalent production of 763,000 barrels per day increased approximately 6 percent from the 2005 quarter, due mainly to restoration of volumes following the effects of hurricanes in 2005. The net liquids component of production was up 5 percent to 466,000 barrels per day. Net natural gas production was 9 percent higher at approximately 1.8 billion cubic feet per day.
     International Upstream

	Fourth Quarter		Year

Millions of Dollars	2006	2005	2006	2005

Income*	$2,023	$2,027	$8,872	$7,556

* Includes foreign currency effects	$(52)	$5	$(371)	$14
     International upstream earnings of approximately $2 billion were relatively unchanged from the fourth quarter 2005. While oil-equivalent production was lower in the 2006 fourth quarter, sales volumes were higher due to the timing of cargo liftings in certain producing regions. The benefit to earnings from this increase in liftings, as well as higher prices for crude oil and natural gas, was offset by increases in exploration, depreciation and operating expense. Foreign currency effects reduced earnings $52 million in the 2006 fourth quarter but increased earnings by $5 million a year earlier.
     Net oil-equivalent production decreased 74,000 barrels per day from the fourth quarter 2005 to 1,892,000 barrels per day. In Venezuela, the conversion of operating service agreements to joint venture arrangements resulted in a decline of about 90,000 barrels per day between the quarterly periods. Elsewhere, production was higher in Nigeria, Angola and Azerbaijan but lower in Indonesia and the United Kingdom. The net liquids component of production decreased 37,000 barrels per day to 1,381,000. Natural gas production was 3.1 billion cubic feet per day in the 2006 period, down about 200 million cubic feet per day from a year earlier.
DOWNSTREAM – REFINING, MARKETING AND TRANSPORTATION
      U.S. Downstream

	Fourth Quarter		Year

Millions of Dollars	2006	2005	2006	2005

Income	$343	$385	$1,938	$980

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     U.S. downstream earnings of $343 million decreased by 11 percent from the 2005 quarter, mainly the result of lower average margins for refined products and higher operating expenses. Sales volumes were higher between periods, and refinery crude input was up 20,000 barrels per day to 916,000.
     Reported sales volumes for refined products increased 2 percent in the fourth quarter 2006 to 1,471,000 barrels per day. Effective in April 2006, a new accounting standard required certain purchase and sale contracts with the same counterparty to be netted for reporting. These types of transactions previously were reported separately as a purchase and a sale. Excluding the impact of this new accounting standard, refined-product sales volumes were up 8 percent from the 2005 fourth quarter, reflecting increased sales of gas oil and branded gasoline.
     International Downstream

	Fourth Quarter		Year

Millions of Dollars	2006	2005	2006	2005

Income *	$611	$423	$2,035	$1,786

*Includes foreign currency effects	$96	$(26)	$98	$(24)
     International downstream earnings of $611 million in the 2006 quarter increased $188 million from the year-ago period. The increase was largely attributable to foreign exchange effects and charges in the 2005 period related to the uninsured portion of a loss due to property damage. Refined-product margins and sales volumes were lower between periods.
     Refinery crude input was down 53,000 barrels per day from the 2005 fourth quarter due to planned downtime at the company’s refinery in the United Kingdom. Refined-product sales volumes of 2,093,000 barrels per day were 8 percent lower. Excluding the effects of the new accounting standard for purchase and sale contracts, sales volumes were down 3 percent.
CHEMICALS

	Fourth Quarter		Year

Millions of Dollars	2006	2005	2006	2005

Income *	$124	$71	$539	$298

*Includes foreign currency effects	$(1)	$—	$(8)	$—
     Chemical operations earned $124 million, compared with $71 million in the 2005 fourth quarter. Most of the increase was the result of improved margins on sales of lubricant and fuel additives by the company’s Oronite subsidiary. Earnings also were higher for the company’s 50 percent interest in Chevron Phillips Chemical Company LLC.
ALL OTHER

	Fourth Quarter		Year

Millions of Dollars	2006	2005	2006	2005

(Charges) Income – Net *	$(215)	$15	$(516)	$(689)

*Includes foreign currency effects	$13	$(21)	$62	$(51)
     All Other consists of the company’s interest in Dynegy, mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

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     Charges in the fourth quarter 2006 were $215 million, compared with income of $15 million in the year-ago period, which included the company’s share of a gain on the sale of assets by Dynegy.
SALES AND OTHER OPERATING REVENUES
     Sales and other operating revenues in the fourth quarter were $46 billion, down from $53 billion a year earlier. Most of the decline was associated with the impact of the accounting-rule change that requires certain purchase and sale contracts with the same counterparty to be netted for reporting. For the full year 2006, sales and other operating revenues were $205 billion, compared with $194 billion in 2005.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures for the full year 2006, including the company’s share of expenditures by affiliates, were $16.6 billion, compared with $11.1 billion in 2005. A portion of the increase was associated with expenditures for Unocal properties acquired in August 2005. The company’s share of affiliates’ expenditures, which did not require cash outlays by the company, was about $1.9 billion and $1.7 billion in 2006 and 2005, respectively. Upstream expenditures in 2006 were $12.8 billion, or 77 percent of the total.
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NOTICE
Chevron’s discussion of fourth quarter 2006 earnings with security analysts will take place on Friday, February 2, 2007, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.
Chevron will post selected first quarter 2007 interim company and industry performance data on its Web site on Tuesday, April 10, 2007, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” heading.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; government mandated sales, divestitures, recapitalizations, changes in fiscal terms or restrictions on scope of company operations; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2005 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

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This press release also contains a discussion of the company’s crude oil and natural gas reserves. Included are statements about activities at the Athabasca Oil Sands Project in Alberta, Canada. The SEC definition of oil and gas reserves does not include reserves extracted through the bitumen-mining process.

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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)
CONSOLIDATED STATEMENT OF INCOME

	Three Months		Year Ended
	Ended December 31		December 31
(unaudited)	2006	2005	2006	2005
REVENUES AND OTHER INCOME
Sales and other operating revenues (1) (2)	$46,238	$52,457	$204,892	$193,641
Income from equity affiliates	1,079	1,110	4,255	3,731
Other income	429	227	971	828

Total Revenues and Other Income	47,746	53,794	210,118	198,200

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses (2)	33,500	39,679	149,232	145,730
Depreciation, depletion and amortization	1,988	1,725	7,506	5,913
Taxes other than on income(1)	5,533	5,063	20,883	20,782
Interest and debt expense	92	135	451	482
Minority interests	2	33	70	96

Total Costs and Other Deductions	41,115	46,635	178,142	173,003

Income Before Income Tax Expense	6,631	7,159	31,976	25,197
Income tax expense	2,859	3,015	14,838	11,098

NET INCOME	$3,772	$4,144	$17,138	$14,099

PER-SHARE OF COMMON STOCK
Net Income — Basic	$1.75	$1.88	$7.84	$6.58
— Diluted	$1.74	$1.86	$7.80	$6.54
Dividends	$0.52	$0.45	$2.01	$1.75

Weighted Average Number of Shares Outstanding (000’s)
— Basic	2,156,781	2,255,125	2,186,161	2,144,188
— Diluted	2,168,852	2,235,585	2,196,924	2,154,728

(1) Includes excise, value-added and other similar taxes.	$2,498	$2,173	$9,551	$8,719
(2) Includes amounts in revenues for buy/sell contracts with the same counterparty for periods prior to second quarter 2006. (Associated costs are included in Purchased crude oil and products, operating and other expenses.) The company adopted a new accounting rule effective April 1, 2006, that requires these types of transactions to be netted in the income statement.	$—	$5,897	$6,725	$23,822

CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
INCOME BY MAJOR OPERATING AREA

	Three Months		Year Ended
	Ended December 31		December 31
(unaudited)	2006	2005	2006	2005
Upstream – Exploration and Production
United States	$886	$1,223	$4,270	$4,168
International	2,023	2,027	8,872	7,556

Total Upstream	2,909	3,250	13,142	11,724

Downstream – Refining, Marketing and Transportation
United States	343	385	1,938	980
International	611	423	2,035	1,786

Total Downstream	954	808	3,973	2,766

Chemicals	124	71	539	298
All Other (1)	(215)	15	(516)	(689)

Net Income	$3,772	$4,144	$17,138	$14,099

SELECTED BALANCE SHEET AND OTHER DATA

	Dec. 31, 2006	Dec. 31, 2005
	(unaudited)
Cash and Cash Equivalents	$10,493	$10,043
Marketable Securities	$953	$1,101
Total Assets	$132,628	$125,833
Total Debt	$9,838	$12,870
Stockholders’ Equity	$68,935	$62,676
Total Debt/Total Debt plus Equity	12.5%	17.0%
Return on Average Capital Employed — Year Ended	23%	22%

Common Stock Purchases
Year Ended December 31, 2006: $5,000
Three Months Ended December 31, 2006: $1,300
CAPITAL AND EXPLORATORY EXPENDITURES (2) (3)

	Three Months		Year Ended
	Ended December 31		December 31
	2006	2005	2006	2005
United States
Upstream — Exploration and Production	$1,116	$834	$4,123	$2,450
Downstream — Refining, Marketing and Transportation	453	313	1,176	818
Chemicals	60	28	146	108
Other	136	106	403	329

Total United States	1,765	1,281	5,848	3,705

International
Upstream — Exploration and Production	2,733	2,086	8,696	5,939
Downstream — Refining, Marketing and Transportation	597	571	1,999	1,332
Chemicals	22	19	54	43
Other	7	19	14	44

Total International	3,359	2,695	10,763	7,358

Worldwide	$5,124	$3,976	$16,611	$11,063

(1) Includes the company’s interest in Dynegy, mining operations of coal and other minerals, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

(2) Includes interest in affiliates: (3)
United States	$73	$57	$206	$183
International	585	481	1,713	1,498

Total	$658	$538	$1,919	$1,681

(3) 2005 conformed to 2006 presentation.

CHEVRON CORPORATION — FINANCIAL REVIEW
OPERATING STATISTICS (1)

	Three Months		Year Ended
	Ended December 31		December 31
	2006	2005	2006	2005
NET LIQUIDS PRODUCTION (MB/D):
United States	466	444	462	455
International	1,346	1,271	1,270	1,214

Worldwide	1,812	1,715	1,732	1,669

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,782	1,638	1,810	1,634
International	3,067	3,289	3,146	2,599

Worldwide	4,849	4,927	4,956	4,233

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D): (3)	35	147	109	143

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (3) (4)
United States	763	717	763	727
International	1,892	1,966	1,904	1,790

Worldwide	2,655	2,683	2,667	2,517

SALES OF NATURAL GAS (MMCF/D): (5)
United States	6,973	5,380	7,051	5,449
International	3,580	3,049	3,478	2,450

Worldwide	10,553	8,429	10,529	7,899

SALES OF NATURAL GAS LIQUIDS (MB/D): (5)
United States	133	94	124	151
International	109	134	102	120

Worldwide	242	228	226	271

SALES OF REFINED PRODUCTS (MB/D):(1) (5) (6)
United States	1,471	1,443	1,494	1,473
International	2,093	2,270	2,127	2,252

Worldwide	3,564	3,713	3,621	3,725

REFINERY INPUT (MB/D):
United States	916	896	939	845
International	987	1,040	1,047	1,038

Worldwide	1,903	1,936	1,986	1,883

(1)	Includes interest in affiliates.
(2)	Includes natural gas consumed on lease (MMCF/D):
	United States	67	32	56	48
	International (5)	434	419	419	356
(3)	Other produced volumes – International (MB/D):
	Athabasca Oil Sands (Canada)	35	35	27	32
	Boscan Operating Service Agreement (Venezuela)	—	112	82	111

		35	147	109	143

(4)
Oil-equivalent production is the sum of net liquids production, net natural gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5)	2005 conformed to 2006 presentation.
(6)	Includes volumes for buy/sell contracts (MB/D): * (5) United States	—	81	26	88
	International	—	113	24	129

	Total	—	194	50	217

*	The company adopted a new accounting rule effective April 1, 2006, related to buy/sell contracts with the same counterparty. Previously, transactions for these contracts were reported as both a purchase and sale. The new accounting requires the transactions to be netted, resulting in no volumes from these transactions reported as “Sales of refined products” for periods beginning in the second quarter 2006.